Exhibit 99.1
Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022 Media Contact: Christie McConnell +1 (212) 484-4912 cmcconnell@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports First Quarter 2012 Results

NEW YORK, April 19, 2012 -- Travelzoo Inc. (NASDAQ: TZOO):

First Quarter 2012 Financial Highlights:
·	Revenue of $39.3 million, up 6% year-over-year
·	Non-GAAP net income of $6.7 million, up 12% year-over-year
·	Non-GAAP earnings per share of $0.42, compared to $0.37 in the prior-year period
·	GAAP net income of $3.7 million; GAAP earnings per share of $0.23
·	Cash flow from operations of $9.8 million

Travelzoo Inc., a global Internet media company, today announced financial results for the first quarter ended March 31, 2012, with revenue of $39.3 million, an increase of 6% year-over-year.  Non-GAAP operating income was $9.6 million.  Non-GAAP net income was $6.7 million, with non-GAAP earnings per share (non-GAAP EPS) of $0.42, up from non-GAAP EPS of $0.37 in the prior-year period. Non-GAAP operating income, non-GAAP net income and non-GAAP earnings per share exclude a $3.0 million charge related to our unexchanged merger shares.

“We believe that our strategic focus on profitable growth and quality-leadership is the right approach in the long run,” said Chris Loughlin, chief executive officer of Travelzoo.  “Despite a competitive environment fueled by venture capital and unsustainable, loss making business practices, we have built a healthy, vibrant franchise with a strong following of 25 million subscribers and a clear vision for future growth. We see opportunity on the horizon to take advantage of the shake out.”

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North America
North America business segment revenue grew 4% year-over-year to $28.6 million.  Non-GAAP operating income for the first quarter was $7.1 million, or 25% of revenue, down from $9.3 million, or 33% of revenue, in the prior-year period.

Europe
Europe business segment revenue grew 14% year-over-year to $10.8 million.  In local currency terms, revenue for the first quarter grew 16% year-over-year.  Operating income for the first quarter was $2.4 million, compared to an operating profit of $741,000 in the prior-year period.

Subscribers
Travelzoo had a total unduplicated number of newsletter subscribers in North America and Europe of 21.8 million as of March 31, 2012, up 9% from March 31, 2011.  In North America, total unduplicated number of subscribers was 15.8 million as of March 31, 2012, up 7% from March 31, 2011. In Europe, total unduplicated number of subscribers was 6.0 million as of March 31, 2012, up 17% from March 31, 2011.

Income Taxes
Income tax expense was $2.9 million, compared to $4.0 million in the prior-year period. The Non-GAAP effective income tax rate was 30%, down from 40% in the prior-year period.

Asset Management
During the first quarter 2012, Travelzoo generated $9.8 million of cash from operating activities.  Accounts receivable decreased by $1.8 million over the prior-year period to $14.7 million.  Accounts payable increased by $8.8 million over the prior-year period to $22.4 million.  Capital expenditures were $678,000, down from $699,000 in the prior-year period.  Travelzoo exited the first quarter with $48.6 million in cash and cash equivalents.

Non-GAAP Measures
To give an enhanced view of the company’s operating performance, management has calculated non-GAAP operating income, non-GAAP net income and non-GAAP earnings per share by excluding the charges related to our unexchanged merger shares.  The company believes these metrics assist investors to assess certain business trends in the same way that these trends are

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analyzed by management.  The discussion of non-GAAP operating income, non-GAAP net income, and non-GAAP earnings share are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies.  Non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures.  As the only difference between GAAP and non-GAAP measures is the charges related to our unexchanged merger shares, today’s reporting should not be viewed as the company’s intention to report non-GAAP measures in future periods.  Refer to the “Reconciliation of GAAP to Non-GAAP Measures” section of this release for a summary of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Conference Call
Travelzoo will host a conference call to discuss first quarter results at 11:00 a.m. ET today.  Please visit http://www.travelzoo.com/earnings to

·	download the management presentation (PDF format) to be discussed in the conference call;
·	access the webcast.

About Travelzoo
Travelzoo Inc. is a global Internet media company.  With more than 25 million subscribers in North America, Europe, and Asia Pacific and 25 offices worldwide, Travelzoo® publishes deals from more than 2,000 travel and entertainment companies.  Travelzoo’s deal experts review offers to find the best deals and confirm their true value.  In Asia Pacific, Travelzoo is independently owned and operated by Travelzoo (Asia) Ltd. and Travelzoo Japan K.K. under a license agreement with Travelzoo Inc.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934.  These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts.  When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward-looking statements.  Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions, and other factors discussed in our filings with the SEC.  We cannot guarantee any future levels of activity, performance or achievements.  Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.  Travelzoo and Top 20 are registered trademarks of Travelzoo Inc.  All other company and product names mentioned are trademarks of their respective owners.

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Travelzoo Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended
	March 31,
	2011	2012

Revenues	$ 36,960	$ 39,333
Cost of revenues	2,442	4,054
Gross profit	34,518	35,279

Operating expenses:
Sales and marketing	16,131	16,265
General and administrative	8,394	9,444
Unexchanged merger shares	20,000	3,000
Total operating expenses	44,525	28,709

Operating income	(10,007)	6,570

Other income and expense:
Interest income and other income	32	64
Loss on foreign currency	31	35
Income before income taxes	(9,944)	6,669

Income taxes	4,011	2,922

Net income	($13,955)	$ 3,747

Net income per share:
Basic	$ (0.85)	$ 0.23
Diluted	$ (0.85)	$ 0.23

Weighted Average Shares:
Basic	16,451	15,962
Diluted	16,451	16,019

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Travelzoo Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31,	March 31,
	2011	2012

Assets
Current assets:
Cash and cash equivalents	$ 38,744	$ 48,559
Accounts receivable, net	13,340	14,655
Income taxes receivable	3,625	2,780
Deposits	278	402
Prepaid expenses and other current assets	2,123	2,444
Deferred tax assets	1,754	1,755
Total current assets	59,864	70,595
Deposits, less current portion	776	807
Deferred tax assets, less current portion	344	344
Restricted cash	3,103	3,097
Property and equipment, net	3,557	3,674
Intangible assets, net	704	616
Total assets	$ 68,348	$ 79,133

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 21,731	$ 22,420
Accrued expenses	6,311	9,010
Accrued expenses for unexchanged shares	-	3,000
Deferred revenue	2,168	2,316
Deferred rent	114	99
Income tax payable	279	-
Total current liabilities	30,603	36,845
Long-term tax liabilities	2,225	2,276
Deferred rent, less current portion	761	712
Total liabilities	33,589	39,833
Common stock	164	164
Treasury stock	(15,123)	-
Additional paid-in capital	7,656	7,943
Accumulated other comprehensive loss	(1,422)	(915)
Retained earnings	43,484	32,108
Total stockholders' equity	34,759	39,300
Total liabilities and stockholders' equity	$ 68,348	$ 79,133

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Travelzoo Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended
	March 31,
	2011	2012
Cash flows from operating activities:
Net income	$ (13,955)	$ 3,748
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	643	627
Deferred income taxes	86	-
Stock-based compensation	187	287
Provision for losses on accounts receivable	18	108
Tax benefit from exercise of stock options	(268)	-
Net foreign currency effects	(31)	(35)
Changes in operating assets and liabilities:
Accounts receivable	(2,918)	(1,271)
Deposits	(561)	(132)
Income tax receivable	264	845
Prepaid expenses and other current assets	193	(295)
Accounts payable	3,436	460
Accrued expenses	3,433	2,619
Accrued expense for unexchanged merger shares	20,000	3,000
Deferred revenue	19	134
Deferred rent	13	(75)
Income tax payable	89	(284)
Other non-current liabilities	14	51
Net cash provided by operating activities	10,662	9,787

Cash flows from investing activities:
Purchases of property and equipment	(699)	(678)
Purchases of restricted cash	-	-
Net cash used in investing activities	(699)	(678)

Cash flows from financing activities:
Proceeds from exercise of stock options	40	-
Repurchase of common stock	-	-
Tax benefit of stock option exercises	268	-
Proceeds from sale of Asia Pacific business segment	-	-
Net cash provided by (used in) financing activities	308	-

Effect of exchange rate on cash and cash equivalents	243	706

Net increase (decrease) in cash and cash equivalents	10,514	9,815
Cash and cash equivalents at beginning of period	41,184	38,744
Cash and cash equivalents at end of period	$ 51,698	$ 48,559

Supplemental disclosure of cash flow information:
Cash paid or (refunds received) for income taxes, net	(3,558)	2,309

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Travelzoo Inc.
Segment Information
(Unaudited)
(In thousands)

Three months ended March 31, 2012	North America	Europe	Elimination and Other (a)	Consolidated

Revenue from unaffiliated customers	$ 28,556	$ 10,777	$ -	$ 39,333
Intersegment revenue	79	10	(89)	-
Total net revenues	28,635	10,787	(89)	39,333
Operating income	$ 7,142	$ 2,428	$ (3,000)	$ 6,570

Three months ended March 31, 2011	North America	Europe	Elimination and Other (a)	Consolidated

Revenue from unaffiliated customers	$ 27,517	$ 9,443	$ -	$ 36,960
Intersegment revenue	101	5	(106)	-
Total net revenues	27,618	9,448	(106)	36,960
Operating income	$ 9,252	$ 741	$ (20,000)	$ (10,007)

(a) Includes a charge related to unexchanged merger shares of $20.0 million and $3.0 million for the three months ended March 31, 2011 and 2012, respectively.

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Travelzoo Inc.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(In thousands, except per share amounts)

	Three months ended
	March 31,
	2011	2012

GAAP operating expense	$ 44,525	$ 28,709
Unexchanged merger shares (a)	20,000	3,000
Non-GAAP operating expense	$ 24,525	$ 25,709

GAAP North America operating income (loss)	$ (10,748)	$ 4,142
Unexchanged merger shares (a)	20,000	3,000
Non-GAAP North America operating income	$ 9,252	$ 7,142

GAAP operating income	$ (10,007)	$ 6,570
Unexchanged merger shares (a)	20,000	3,000
Non-GAAP operating income	$ 9,993	$ 9,570

GAAP operating margin	-27.1%	16.7%
Unexchanged merger shares (a)	54.1%	7.6%
Non-GAAP operating margin	27.0%	24.3%

GAAP effective tax rate	-40.3%	43.8%
Unexchanged merger shares (a)	80.2%	-13.6%
Non-GAAP effective tax rate	39.9%	30.2%

GAAP net income (loss)	$ (13,955)	$ 3,747
Unexchanged merger shares (a)	20,000	3,000
Non-GAAP net income	$ 6,045	$ 6,747

Earnings (loss) per share	$ (0.85)	$ 0.23
Unexchanged merger shares (a) (b)	1.22	0.19
Non-GAAP earnings per share (b)	$ 0.37	$ 0.42

(a) Includes a charge related to unexchanged merger shares of $20.0 million and $3.0 million for the three months ended March 31, 2011 and 2012, respectively.
(b) Shares used to calculate March 31, 2011 non-GAAP earnings per share were 16,551, which were different than the shares used in GAAP loss per share calculation due to the anti-dilutive effect on the GAAP loss per share.

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